Exhibit 99

                 vFinance Reports 2nd Consecutive Record Quarter
          Q3 Revenues Surpass $7 Million, Earnings of 1(cent) Per Share

Boca Raton, FL: November 17, 2003 - vFinance Inc. (OTCBB:VFIN), a rapidly expanding financial services firm dedicated to the unique needs of high growth companies and high net worth investors, today reported record results for its third quarter ended September 30, 2003.

For the quarter ended September 30, 2003, the Company's revenues were $7,028,571 as compared to $5,212,026 for the same period last year, an increase of $1,816,545 or 35%. The Company's net income for the current quarter was $188,218 as compared to net income of $79,851 for the same period last year, an increase of $108,367. The fully diluted income per share for the current quarter was $.01 as compared to the fully diluted income per share of $.00 for the same period last year.

For the nine months ended September 30, 2003, the Company's revenues were $16,909,752 as compared to $15,260,385 for the same period last year. Its year-to-date net income was $8,875, or $.00 per share, versus a net loss of ($2, 034,224), or ($.09) per share, for the same period last year.

In addition to achieving record quarterly revenues and earnings, the Company achieved year-to-date profitability, overcoming losses incurred in Q1 due to an industry downturn. The positive year-to-date earnings can be primarily attributed to: the successful recruitment of brokers, traders and bankers, a general improvement in the economy and a 30% reduction in operating expenses. The Company also strengthened its balance sheet as its cash position exceeded $3.7 million, an increase of greater than $1.5 million since the beginning of the year.

"For the second consecutive quarter, we were able to post record revenues and profits while improving our cash position." said Leonard Sokolow, CEO and President. "An improving economy, combined with the recruitment of a seasoned management team executing our variable cost operating model, produced positive results."

"This quarter's results are consistent with our performance over the past three years during which we have gone from a start-up to an enterprise generating over $20 million in revenues," added Timothy Mahoney, Chairman and COO. "We have demonstrated that a firm focused on the unique financial needs of high net worth investors and high growth companies, utilizing an Independent Contractor business model that features strong systems and controls, will yield profitable growth."

About vFinance

vFinance, Inc. is a multi-channel financial services company that provides investment banking, trading and brokerage services to more than 10,000 corporate and private clients worldwide. The Company has offices in New York, Chicago, San Jose, Atlanta, Houston, Boca Raton and 20 other cities nationwide.

The Company's Web site, http://www.vfinance.com, is the leading destination on the Internet for companies seeking capital, as well as institutional and high net-worth investors seeking to make investments in dynamic high-growth companies. Each year, the site hosts more than one million investors and CEOs from over 50 countries. This huge audience creates a perpetual, global deal stream for vFinance's bricks-and-mortar financial service units.


For vFinance Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, statements concerning internal operations, marketing, management's plans, objectives and strategies, and management's assessment of market factors and conditions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitations, the volatility of domestic and international financial, bond and stock markets, intense competition, extensive governmental regulation, litigation, substantial fluctuations in the volume and price level of securities and other risks as detailed in the Company's filings with the Securities and Exchange Commission. vFinance assumes no obligation to update any forward-looking information in this press release.


Contact:
Dave Spector
Vice President, Marketing & Web Operations
561-981-1015
dave@vfinance.com







CONDENSED FINANCIAL INFORMATION:


                                 vFINANCE, INC.
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                               3 Months Ended Sept 30,  9 Months Ended Sept. 30,
                               -----------------------  ------------------------
                                   2002        2003         2002         2003
                               ----------- -----------  ------------ -----------

Revenues                       $5,212,026  $ 7,028,571  $15,260,385  $16,909,752

Cost of revenues                2,830,637    4,748,264    8,790,930   11,076,275

Gross profit                    2,381,389    2,280,307    6,469,455    5,833,477

Operating expenses              2,254,797    2,065,956    8,155,390    5,747,649

Other expenses                     46,741       26,133      348,289       76,953

Net income (loss)                  79,851      188,218   (2,034,224)       8,875

Less: Preferred stock dividend     48,125         -         126,875         -
                               ----------- -----------  ------------ -----------

Income (Loss) available to
common stockholders            $   31,726  $   188,218  $(2,161,099) $     8,875
                               =========== ===========  ============ ===========

Income (Loss) per share:
 Basic                         $     0.00  $      0.01  $     (0.09) $      0.00
                               =========== ===========  ============ ===========